Exhibit 99.1


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

                         NYMAGIC, INC. DECLARES DIVIDEND

New York, December 2, 2004 -The Board of Directors of NYMAGIC, INC. (NYSE: NYM) announced today that it has declared a dividend to shareholders of six cents per share, payable on January 6, 2005 to shareholders of record on December 31, 2004.

George R. Trumbull, Chairman and Chief Executive Officer, commented, "The payment of this dividend to our shareholders reflects our continued belief in the Company's opportunities for growth."

    NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

     Any  forward-looking   statements   concerning  the  Company's  operations,
economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance and the Company's ability to pay dividends in 2004 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the value of the Company's investment portfolio, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2004 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

    CONTACT:              George R. Trumbull, Chairman. or
                          A.George Kallop, Executive Vice President
                          NYMAGIC. INC.
                          (212) 551-0610
                                    or
                          Richard Lewis
                          Richard Lewis Communications, Inc.
                          212/827-0020